UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): May 27, 2011

Total Nutraceutical Solutions, Inc.

 (Exact name of registrant as specified in charter)

Commission File Number:  000-53493

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

80 Columbia Street Stevenson, Washington	98648
(Address of principal executive offices)	(Zip Code)

(509) 427-5132
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 27, 2011, Total Nutraceutical Solutions, Inc. (“TNS”) entered into an Asset Sales Agreement with FunGuys LLC and Mark C. Wolf, the Co-Manager of FunGuys, under which TNS agreed to sell to FunGuys all rights to its mushroom based nutraceutical product EquiSANOTM, including TNS’ wholesale and retail customer accounts, product proprietary formulation and know-how and 556 Kilos of dried mushroom ingredients.  FunGuys LLC is one of TNS’s larger ingredients customers, has already developed a nutraceutical product for animals under the “D is for Dogs” brand, and intends to expand into the equine market.  EquiSANOTM is formulated for consumption by horses, and is composed of a proprietary blend of 5 types of certified organic medicinal mushrooms, each of which contains bioactive nutrients that assist the horse in balancing cellular function and promoting a stronger immune system which is associated with increased resistance to infections.

In compensation for the sale of EquiSANOTM, Mark Wolf agreed to cancel the Convertible Promissory Note issued by TNS to Larry Johnson on January 12, 2010, in the principal amount of $100,000, with interest payable at maturity of 6% per annum.  This promissory note, which had matured on December 31, 2010 and remained unpaid, was assigned to by Mr. Johnson to Mr. Wolf on December 31, 2010.  In addition, Mr. Wolf agreed to extend the maturity date of a promissory note issued by TNS to him on February 18, 2010 in the principal amount of $50,000 and interest in the amount of 6% per annum, from December 31, 2011 to June 30, 2012.  Mr. Wolf will also extinguish a promissory note in the amount of $107,500, including principal and accrued interest to the date of the Asset Sales Agreement, issued to him on February 18, 2010 and will accept in the place of the promissory note, 21,500 shares of TNS Series A convertible preferred stock.

In addition, FunGuy’s agreed to purchase TNS’s remaining inventory of EquiSANO plus a mutually agreed amount of TNS ingredients over the next three years provided the pricing of those ingredients remains competitive.

Item 1.02

Termination of a Material Definitive Agreement

See Item 1.01 concerning the cancellation of the Convertible Promissory Note issued by TNS to Larry Johnson on January 12, 2010 and subsequently assigned to Mark C. Wolf on the maturity date, December 31, 2010.

See Item 1.01 concerning the cancellation of the promissory note in the principal amount of $100,000 and accrued interest in the amount of $7,500 issued by TNS to Mark C. Wolf on February 18, 2010 in return for the issuance of 21,500 shares of Series A convertible preferred stock as part of the Asset Purchase Agreement.

Item 2.01

Completion of Acquisition or Disposition of Assets

See Item 1.01 for a description of the Asset Sales Agreement between TNS, FunGuys LLC and Mark C. Wolf.

Item 3.02

Unregistered Sales of Equity Securities

See Item 1.01 concerning the issuance of 21,500 shares of Series A convertible preferred stock to Mark C. Wolf concerning the cancellation of the promissory note in the principal amount of $100,000 and accrued interest of $7,500 issued by TNS to Mark C. Wolf on February 18, 2010 in return for the issuance of 21,500 shares of Series A convertible preferred stock.  The Series A preferred stock are valued at $5.00 per preferred share.  Each share of Series A preferred stock are initially convertible into one hundred shares of common stock, subject to adjustment pursuant to certain anti-dilution provisions.  The Series A preferred stock automatically converts into common stock upon the anniversary of a continuously effective registration statement for such common stock or within thirty days following the (i) closing of an equity financing exceeding $5 million, (ii) conversion of 70% of the issued shares of Series A preferred stock, or (iii) approval by a majority of Series A preferred shares outstanding.  Dividends are payable to the Series A preferred stock on an as converted basis on the same basis as the common stock.  Under voting rights, the Series A preferred stock votes on an as-converted basis, but also has class vote as provided by law and, so long as 50,000 shares of Series A preferred stock are outstanding, a majority vote of Series A preferred stock is required for: (i) the creation of any senior or pari passu security beyond 350,000 shares of Series A preferred stock, (ii) payment of dividends on common stock, (iii) repurchase of common stock except upon termination of employment, (iv) any transaction in which control of TNS is transferred, (v) an increase in the number of authorized shares of Series A preferred stock, (vi) any adverse change to the rights, preferences and privileges of the Series A preferred stock, (vii) any IRC Section 305 transaction, and (viii) an increase in the size of the Board of Directors.  Concerning liquidation preferences, TNS will first pay the cost on each share of Series A before paying the costs of any later series of preferred stock. Thereafter, all remaining proceeds will be distributed to common stock.  A merger, reorganization or other transaction in which control of TNS is transferred will be treated as a liquidation.  Piggy-back registration rights apply to the Series A preferred stock.  The issuance of the shares of Series A preferred stock was exempt based on Section 4(2) under the Securities Act of 1933.

Item 9.01.	Exhibits. Financial Statements and Exhibits

(c)	Exhibits

10.1

Asset Sales Agreement between Total Nutraceutical Solutions, Inc., FunGuys LLC and Mark C. Wolf dated May 27, 2011.

10.2

Series A Preferred Stock Purchase Agreement between Total Nutraceutical Solutions, Inc. and Mark C. Wolf dated May 27, 2011.

10.3

Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock of Total Nutraceutical Solutions, Inc. dated May 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL NUTRACEUTICAL SOLUTIONS, INC. (Registrant)

Date: June 3, 2011	By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D. President and CEO